Calculation of Filing Fee Tables
S-8
KLA CORP
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Amended and Restated 1997 Employee Stock Purchase Plan (Common Stock, $0.001 par value per share)	Other	280,905	$ 1,040.57	$ 292,301,315.85	0.0001381	$ 40,366.81
Total Offering Amounts:						$ 292,301,315.85		$ 40,366.81
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 40,366.81
Offering Note
[1]	(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the ''Securities Act''), this Registration Statement shall also cover any additional shares of the Registrant's common stock that become issuable under the Registrant's Amended and Restated 1997 Employee Stock Purchase Plan (the ''ESPP'') by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant's outstanding shares of common stock. (2) Reflects an automatic increase to the number of shares of Registrant's common stock reserved for issuance under the ESPP, which increase is provided for in the ESPP. (3) Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee on the basis of 85% of $1,040.57 which represents the average of the high and low price per share of the Registrant's common stock on November 4, 2025, as reported on the Nasdaq Global Select Market. Pursuant to the ESPP, the purchase price of the shares of the Registrant's common stock reserved for issuance thereunder will be at least 85% of the lower of the fair market value on (i) the first trading day of the offering period or (ii) the purchase date.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A